Exhibit 10.45

THE ACTIVE NETWORK, INC.

FORM OF NOTICE OF GRANT OF RESTRICTED STOCK UNITS

(Performance Vesting)

The Active Network, Inc. (the “Company”) has granted to the Participant awards (the “Awards”) of certain units (“Units”) pursuant to The Active Network, Inc. 2011 Equity Incentive Plan (the “Plan”), as follows:

Participant:	Employee ID:

Date of Grant of Initial Performance Restricted Stock Units (“Initial Units”):

Maximum Number of Initial Units to be settled in shares of Common Stock:	, subject to adjustment as provided by the Restricted Stock Units Agreement. Each Unit represents the right to receive on the applicable Settlement Date one (1) share of Stock, subject to the vesting requirements below.

Date of Grant of Supplemental Performance Restricted Stock Units (“Supplemental Units” and together with the Initial Units, the “Units”):

Maximum Number of Supplemental Units to be settled in shares of Common Stock or cash at the election of the Company’s Compensation Committee:	, subject to adjustment as provided by the Restricted Stock Units Agreement. Each Unit represents the right to receive on the applicable Settlement Date, at the election of the Company’s compensation committee, either (i) one (1) share of Stock, subject to the vesting requirements below, or (ii) a cash award based on the Company’s stock price on the date of vesting.

Settlement Date:	Except as provided by the Restricted Stock Units Agreement, the date on which it is determined that a Unit becomes a Vested Unit, but in no event later than March 15th of the calendar year following the year in which the vesting occurs.

Vested Units:	Vesting of the Units shall be subject to the Company’s achievement of the pre-established performance goals set forth on Exhibit A for the three year performance period ended December 31, 2014. Except as provided in the Restricted Stock Units Agreement and provided that the Participant’s Service has not terminated prior to May 23, 2015 (the “Vesting Date”), the number of Units (disregarding any resulting fractional Unit) which shall vest on the Vesting Date shall be determined by the Administrator based upon the extent to which the Company achieves the performance goals set forth on Exhibit A. If the minimum performance goals set forth on Exhibit A are not met, no Units shall vest and no shares of common stock will be issuable to the Participant.

Change of Control:	Prior to the Company’s achievement of the pre-established performance goals set forth on Exhibit A for the three year performance period ended December 31, 2014, Units shall not be deemed “Stock Awards” for purposes of Participant’s [retention agreement] [change in control agreement] entered into with the Company. Notwithstanding the foregoing, if Participant’s employment with the Company is terminated by the Company without “cause” at any time, or the Participant terminates employment with the Company for “good reason”

within twelve (12) months following a “change in control” transaction (as such terms are defined in the Participant’s change in control agreement with the Company), such number of Units will become fully vested upon Participant’s termination of employment with the Company in accordance with the following formula:

Maximum Number of Initial Units, multiplied by the quotient of (A) Number of full months elapsed from the grant date of the Initial Units to the date that is one year following the date of Participant’s termination of employment, divided by (B) 36.

This Notice of Grant shall be deemed to be an amendment to Participant’s [retention agreement] [change in control agreement] with the Company. Except as specifically modified or amended by the terms of this Notice of Grant, the [retention agreement] [change in control agreement] and all provisions contained therein are, and shall continue, in full force and effect.

By their signatures below or by electronic acceptance or authentication in a form authorized by the Company, the Company and the Participant agree that the Awards are governed by this Grant Notice and by the provisions of the Plan and the Restricted Stock Units Agreement, both of which are made a part of this document. The Participant represents that the Participant has read and is familiar with the provisions of the Plan and Restricted Stock Units Agreement, and hereby accepts the Awards subject to all of their terms and conditions.

THE ACTIVE NETWORK, INC.		PARTICIPANT

By:
	[officer name]	Signature
[officer title]
Date
Address:
Address

The Restricted Stock Unit Agreement is attached to this Notice. Copies of the 2011 Equity Incentive Plan and Plan Prospectus are available on the E*Trade website.

Exhibit A

The Units vest on May 23, 2015 dependent upon the Company’s achievement of 2014 revenue and the applicable Adjusted EBITDA target (as a percentage of revenue) in the chart below. The Company’s performance objectives relating to both revenue and Adjusted EBITDA (as defined below) must be achieved in order for the number of Units referenced at each of the thresholds in the chart below to vest. For purposes of these Awards, the performance objectives will exclude the impact of any acquisitions during the performance period. For purposes hereof, “Adjusted EBITDA” shall be defined as net income (loss), plus: provision (benefit) for income taxes, other income (expense), net, depreciation and amortization, and stock-based compensation.

The Initial Units each will be settled in one share of the Company’s common stock. Each Supplemental Unit will be settled at the Compensation Committee’s election in either (i) one share of the Company’s common stock, or (ii) a cash award based on the Company’s stock price on the date of vesting.

The actual number of Units to be earned by each named executive officer will be assessed on a linear basis and the degree to which the Company achieves the performance objectives (rounded down to the closest 0.1%) will determine the actual number of Units to be earned.

The actual number of Vested Units will be determined based on the Company’s achievement of the below performance objectives as determined by the Compensation Committee:

[chart]